Exhibit 99.1


Integrated Defense Technologies, Inc. (ticker: IDE, exchange: New York Stock Exchange) News Release - July 29, 2003
--------------------------------------------------------------------------------

Integrated Defense Technologies Reports Record Revenue, Operating Income for Second Quarter 2003 and Prepayment of Indebtedness

 HUNTSVILLE, Ala., July 29 /PRNewswire-FirstCall/ -- Integrated
 Defense Technologies, Inc. ("IDT" or the "Company") (NYSE:
 IDE) today reported operating results for its second quarter ended June 27, 2003.

 For the second quarter of 2003, revenue increased 30% to $93.4 million, operating earnings increased 25% to $9.9 million, and EBITDA(1) increased 32% to $14.3 million. Net income for the quarter was $4.5 million, or $0.21 per share, compared to $0.21 per share in the comparable prior year period, as higher interest expense related to increased debt from the acquisition of Signia-IDT in November 2002 offset an increase in income from operations.

 For the six months ended June 27, 2003, the Company earned net income of $7.5 million, or $0.35 per share, on revenues of $174.3 million, compared to a first half 2002 net loss of ($6.6) million, or ($0.37) per share, on revenues of $140.5 million. The Company's first half 2002 results included charges totaling $20.7 million ($12.6 million after tax, or $0.71 per share) for debt retirement and refinancing concurrent with the Company's February 27, 2002 initial public offering.

 Net cash from operating activities improved to $20.4 million for the quarter from $12.6 million in the second quarter of 2002. For the first half, cash from operations was $24.5 million versus $9.7 million in the comparable prior year period. As a result of this cash flow improvement, the Company prepaid $10 million of its indebtedness in the second quarter, bringing the total reduction in debt since the acquisition of Signia to $20.9 million. At the end of the second quarter, the Company's net debt stood at $190.3 million, down from $211.2 million in November 2002.

 Bookings for the six months ended June 27, 2003 totaled $166.4 million, up $11.6 million or 7% from the first half of 2002. For the quarter, bookings totaled $81.1 million, a $3.4 million or 4% decline from the prior year period. Funded backlog at the end of the quarter was $276.1 million with total backlog increasing to $759.2 million.

 "We are very pleased with our performance and the significant accomplishments that we have made during the second quarter. The integration of our Zeta division with the recently acquired Signia business is essentially complete and has gone better than anticipated, as Zeta is returning to profitability faster than expected. Signia continues to exceed our expectations and reaffirm its value to the IDT family. As a result strength in our base business, the Company exceeded plan by generating more than $20 million of cash flow from operations in the quarter, allowing us to prepay indebtedness. The future of IDT was also further bolstered as our superior product and technology base continued to gain momentum in the marketplace, resulting in more significant contract awards for the Company. Specifically, during the second quarter, we were awarded the single largest contract in IDT's history, the $525 million contract to provide airborne systems to the U.S. Air Force and Navy," said Thomas J. Keenan, Chief Executive Officer of IDT.

      Significant contract wins for the quarter include:

      -- a $525.0 million contract, in partnership with Cubic Defense, to provide approximately 1000 airborne systems for aircraft tracking, onboard weapon simulations, and onboard data recording in support of the F-15, F-16 and A-10 aircraft; 390 internal subsystems for the F/A-18 and AV-8B aircraft; and 40 rack-mounted subsystems for use by rotary wing and other support. IDT will receive approximately 70% of the contract value under a teaming agreement with Cubic Defense.

      -- an $8.2 million production contract for 227 Embedded Diagnostics
         Systems and 227 Diagnostic Processors for the Abrams M1A1 AIM Tank.

      -- a $5.8 million contract for two Fiber Optic Data Multiplex Systems
         (FODMS) for the Arleigh Burke Class Destroyers.

      -- a $3.8 million contract for an additional ten (10) Shipsets of Station
         Keeping Equipment (SKE) which introduces a new network capability providing enhanced communication for up to 100 compatibly equipped aircraft within a 100 nautical mile range.

 IDT will provide an on-line, real-time webcast and rebroadcast of its first quarter results conference call to be held today, July 29, 2003, at 11:00 A.M. ET. Listeners may access the webcast at www.integrateddefense.com, www.streetevents.com, or www.companyboardroom.com. The dial-in-number to access this operator-assisted call is toll free 1-800-838-4403 or toll (International) 973-317-5319. The webcast replay will be available shortly after the conference call and will be available online for one week following the call. A telephone replay of the conference call will also be available from 1:00 P.M. ET on July 29 until midnight ET on August 5. To access this replay, call 1-800-428-6051 (or 973-709-2089 outside the
 U.S.), and enter the reservation number, 301064.


      Integrated Defense Technologies
      Summary Financial Information (Unaudited)

                                          Second Quarter           First Half
                                         2003        2002       2003       2002

      (In thousands,
       except per share amounts)

      Revenue                         $93,418     $72,099   $174,317   $140,492
      Income from operations            9,863       7,865     17,474     14,220
      Interest expense                 (3,001)     (1,027)    (6,087)    (4,858)
      Refinancing costs                    --          --         --    (20,696)
      Other nonoperating
       income (expense), net              185         231        430        252
      Income tax benefit (expense)     (2,572)     (2,579)    (4,313)     4,500
      Net income (loss)                $4,475      $4,490     $7,504    $(6,582)
      Earnings (loss) per share:
        Basic                           $0.21       $0.23      $0.35     ($0.37)
        Diluted                         $0.21       $0.21      $0.35     ($0.37)
      Weighted average
       shares outstanding:
        Basic                          21,328      19,801     21,328     17,837
        Diluted                        21,328      21,328     21,328     17,837

      EBITDA (1)                      $14,348     $10,839    $26,410    $20,123


      Business Segment
       Information (Unaudited)         Total       Income (loss)
      Second Quarter 2003             Revenue     from operations     EBITDA (1)
      (In thousands)

      Electronic Combat Systems       $37,276         $4,787            $6,867
      Diagnostics & Power Systems      22,797          2,034             2,542
      Communications &
       Surveillance Systems            33,345          3,197             4,913
      All other                            --           (155)               26

      Total Company                   $93,418         $9,863           $14,348


      Business Segment
       Information (Unaudited)         Total       Income (loss)
      First Half  2003                Revenue     from operations     EBITDA (1)
      (In thousands)

      Electronic Combat Systems       $68,919         $7,662           $11,787
      Diagnostics & Power Systems      41,071          3,685             4,644
      Communications &
       Surveillance Systems            64,327          6,435             9,900
      All other                            --           (308)               79

      Total Company                  $174,317        $17,474           $26,410

      (1) The Company's EBITDA (earnings before interest, taxes, depreciation and amortization) represents income (loss) from operations plus depreciation and amortization expense. EBITDA is not a presentation made in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"), and as such, it should not be considered in isolation or as a substitute for net income (loss), cash flows from operating activities or other income or cash flow statement data prepared in accordance with U.S. GAAP or as a measure of profitability or liquidity. EBITDA is the measure of segment profit or loss which is reviewed by the Company's Chief Executive Officer and Board of Directors, and as such, in accordance with the provisions of FASB Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, it is the measure used for the Company's segment disclosures. The Company monitors EBITDA by segment to determine each segment's ability to satisfy its debt service, capital expenditure, and working capital requirements and because certain covenants in the Company's revolving credit and term loan facility are based upon similar measures. EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and amortization charges, which should be considered in the overall evaluation of results. Additionally, the Company's EBITDA is not necessarily comparable to other similarly titled captions used by other companies. Reconciliations of EBITDA to net income (loss) are presented in the supplemental financial tables included in this press release.


 IDT Background Information

 IDT is a developer and provider of advanced electronics and technology products to the defense and intelligence industries. IDT products are installed on or used in support of a wide array of military platforms to enhance their operational performance or extend their useful lives. IDT products are incorporated into approximately 250 programs, which, in turn, are installed on or support over 275 platforms. IDT employs more than 2,000 people throughout the United States and Canada.

 Forward-Looking Statements

 This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations, estimates, and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, the availability of government funding, and general domestic and international business and political conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward- looking statement to reflect events or circumstances after the date of this release, except to the extent required by applicable securities laws.


      Integrated Defense Technologies, Inc.
      Second Quarter 2003

      Consolidated Balance Sheets (Unaudited)

                                                      June 27,      December 31,
     (In thousands)                                      2003              2002
     Assets
     Cash                                             $14,233           $10,109
       Accounts receivable, net                       133,687           134,304
       Inventories, net                                21,996            20,242
       Prepaid expenses and other current assets        3,734             3,047
       Deferred income taxes                            6,544             6,456
         Total current assets                         180,194           174,158
       Property and equipment, net                     62,333            62,002
       Goodwill, net                                  142,124           143,809
       Other intangible assets, net                    54,764            55,963
       Deferred income taxes                               --             2,987
       Other assets                                     7,443             8,781
         Total Assets                                $446,858          $447,700

     Liabilities and Stockholders' Equity
       Revolving credit loan                             $ --            $2,500
       Current portion of long-term debt                7,302             7,348
       Accounts payable                                18,120            20,737
       Accrued compensation                            14,917            13,162
       Other accrued expenses                          16,145            13,230
       Derivative liabilities                             425               458
       Billings in excess of costs and earnings         9,099             6,055
         Total current liabilities                     66,008            63,490
       Long-term debt                                 197,263           208,860
       Deferred income taxes                              918                --
       Pension and other postemployment benefits       11,635            11,941
         Total liabilities                            275,824           284,291
         Total stockholders' equity                   171,034           163,409
         Total Liabilities and Stockholders' Equity  $446,858          $447,700


      Consolidated Statements of Operations (Unaudited)

                                      Quarter Ended           Six Months Ended
                                   June 27,    June 30,     June 27,    June 30,
      (In thousands except
       per share amounts)             2003        2002         2003        2002

     Revenue                       $93,418     $72,099     $174,317    $140,492
     Cost of revenue                63,982      50,288      119,092      99,131
       Gross profit                 29,436      21,811       55,225      41,361

     Sales and
      marketing expense              4,002       2,841        7,706       6,724
     General and
      administrative expense         8,130       6,411       16,255      11,931
     Research and development
      and bid and
      proposal expenses              6,685       4,493       12,254       8,068
     Amortization expense              756         201        1,536         418
       Income from operations        9,863       7,865       17,474      14,220

     Interest expense               (3,001)     (1,027)      (6,087)     (4,858)
     Refinancing costs                  --          --           --     (20,696)
     Other income
      (expense), net                   185         231          430         252
       Income (loss)
        before income taxes          7,047       7,069       11,817     (11,082)

     Income tax benefit
      (expense)                     (2,572)     (2,579)      (4,313)      4,500
       Net income (loss)            $4,475      $4,490       $7,504     ($6,582)

     Earnings (loss)
      per share:
       Basic                         $0.21       $0.23        $0.35      ($0.37)
       Diluted                       $0.21       $0.21        $0.35      ($0.37)

     Weighted average
      shares outstanding:
       Basic                        21,328      19,801       21,328      17,837
       Diluted                      21,328      21,328       21,328      17,837

     Bookings                      $81,100     $84,500     $166,400    $154,800

     This unaudited information is provided for analysis purposes only. Some account headings have been abbreviated.

     In the event of discrepancies with published financial reports, the published reports will be conclusive.


     Integrated Defense Technologies, Inc.
     Reconciliations of EBITDA to Net income (loss)

                                             Second Quarter        First Half
     (In thousands)                          2003     2002       2003      2002

       EBITDA                             $14,348  $10,839    $26,410   $20,123
       Depreciation and amortization
        expense                            (4,485)  (2,974)    (8,936)   (5,903)
       Interest expense                    (3,001)  (1,027)    (6,087)   (4,858)
       Income tax benefit (expense)        (2,572)  (2,579)    (4,313)    4,500
       Refinancing costs                       --       --         --   (20,696)
       Other nonoperating income
        (expense), net                        185      231        430       252

         Net income (loss)                 $4,475   $4,490     $7,504   ($6,582)

 SOURCE  Integrated Defense Technologies, Inc.
     -0-                             07/29/2003
     /CONTACT: William E. Collins, Vice President, Administration of Integrated Defense Technologies, Inc., +1-256-895-2339/
     /Web site:  http://www.integrateddefense.com /
     (IDE)

 CO:  Integrated Defense Technologies, Inc.
 ST:  Alabama
 IN:  CPR STW ITE HTS ARO
 SU:  ERN CCA

 AL-BE
 -- NYTU072 --
 8527 07/29/2003 07:30 EDT http://www.prnewswire.com

      "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Integrated Defense Technologies, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual
  Report or Form 10-K for the most recently ended fiscal year.